Exhibit 99.1
DRAFT — NOT FOR IMMEDIATE RELEASE
Idenix Pharmaceuticals’ Contacts
Media: Teri Dahlman, 617-995-9905
Investors: Amy Sullivan, 617-995-9838
IDENIX ANNOUNCES PRICING OF PUBLIC OFFERING OF COMMON STOCK
Cambridge, MA; October 26, 2005 — Idenix Pharmaceuticals, Inc. (NASDAQ: IDIX), announced today the pricing at $20.61 per share of a public offering of 8,220,527 shares of its common stock. Of such shares, 7,278,020 shares are being offered by the company and 942,507 shares are being offered by certain stockholders. The company anticipates gross proceeds from this offering of $150 million. The selling stockholders have granted to the underwriters a 30-day option to purchase from the selling stockholders up to 1,130,387 additional shares of common stock to cover over-allotments, if any.
Of the 7,278,020 shares of common stock being offered by the company, 3,939,131 shares are being offered to Novartis Pharma Ag, which currently holds 57% of Idenix outstanding common stock.
Morgan Stanley & Co. Incorporated acted as the sole book runner for the offering. Bear, Stearns & Co. Inc. acted as co-lead manager of the offering.
This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be the sale of any of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction. The offering was made only by means of a prospectus.
About Idenix
Idenix Pharmaceuticals, Inc. is a biopharmaceutical company engaged in the discovery and development of drugs for the treatment of human viral and other infectious diseases. Idenix’s current focus is on the treatment of infections caused by hepatitis B virus, hepatitis C virus and human immunodeficiency virus (HIV). Idenix’s headquarters are located in Cambridge, Massachusetts and it has drug discovery and development operations in Montpellier, France and drug discovery operations in Cagliari, Italy.
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